                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             PC Connection, Inc.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             PC Connection, Inc.
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the Filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                              PC CONNECTION, INC.
                               730 Milford Road
                        Merrimack, New Hampshire 03054
                                (603) 423-2000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 25, 2000

                               ----------------

  The Annual Meeting of Stockholders of PC Connection, Inc., a Delaware corporation (the "Company"), will be held at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 on Route 3), Nashua, New Hampshire on Thursday, May 25, 2000 at 10:00 a.m., local time, to consider and act upon the following matters:

    1. To elect five directors to serve until the 2001 Annual Meeting of Stockholders;

    2. To amend the Company's 1997 Amended and Restated Stock Incentive Plan (the "1997 Plan") to increase the number of shares of Common Stock that may be issued thereunder from 1,600,000 to 2,000,000 shares;

    3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current year; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 29, 2000 are entitled to notice of, and to vote, at the meeting and at any adjournments thereof. All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          Steven H. Markiewicz, Secretary

Merrimack, New Hampshire
April 27, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              PC CONNECTION, INC.
                               730 Milford Road
                        Merrimack, New Hampshire 03054

                               ----------------

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held On May 25, 2000

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PC Connection, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held on May 25, 2000 at 10:00 a.m. at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 on Route 3), Nashua, New Hampshire (the "Annual Meeting") and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the stockholders' instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Except where the context requires otherwise, references to the Company will mean the Company and any present or future subsidiaries.

  The Notice of Meeting, this Proxy Statement, the enclosed proxy, the Company's Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "SEC"), and the Company's Annual Report to Stockholders for the year ended December 31, 1999 are being mailed to stockholders on or about April 27, 2000.

Voting Securities and Votes Required

  On March 29, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 15,794,298 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Stockholders are entitled to one vote per share.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered as present for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for the approval of the amendment to the Company's Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan") and for the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

  Shares that abstain from voting in a particular matter, and shares held in "street name" by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters, such as the ones presented for stockholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth information, as of January 31, 2000, regarding the beneficial ownership of the Company's Common Stock by: (i) persons known by the Company to own more than 5% of the outstanding shares of Common Stock; (ii) each of the directors of the Company; (iii) each of the executive officers of the

Company named in the Summary Compensation Table under the heading "Executive Compensation" below; and (iv) all directors and executive officers of the Company as a group.

                                                  Shares of
                                                Common Stock      Common Stock
Name                                        Beneficially Owned(1) Outstanding
----                                        --------------------- ------------
Patricia Gallup............................       5,909,396(2)        37.4%
David Hall.................................       5,879,396(3)        37.2%
Wayne L. Wilson............................         307,344(4)         1.9%
Robert F. Wilkins..........................         201,350(5)         1.3%
David Beffa-Negrini........................         212,124(6)         1.3%
Mark A. Gavin..............................         100,000(7)           *
Martin C. Murrer...........................          40,000(8)           *
Peter J. Baxter............................          15,933(9)           *
John L. Bomba, Jr..........................           5,065(10)          *
All directors and executive officers as a
 group (9 individuals).....................      12,670,608(11)       80.2%

--------
  * Less than 1% of the total number of outstanding shares of Common Stock of the Company on January 31, 2000.

 (1) The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 2000 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (2) Includes 5,879,396 shares of Common Stock held of record by the 1998 PC Connection Voting Trust and 10,000 shares held by Ms. Gallup's spouse, as to which Ms. Gallup disclaims beneficial ownership.

 (3) Consists of 5,879,396 shares of Common Stock held of record by the 1998 PC Connection Voting Trust.

 (4) Includes 306,344 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Wilson has the right to acquire within 60 days after January 31, 2000.

 (5) Includes 200,505 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Wilkins has the right to acquire within 60 days after January 31, 2000. Also includes 200 shares held of record by Mr. Wilkins' children, as to which Mr. Wilkins disclaims beneficial ownership.

 (6) Includes 210,975 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Beffa-Negrini has the right to acquire within 60 days after January 31, 2000.

 (7) Includes 10,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Gavin has the right to acquire within 60 days after January 31, 2000.

 (8) Consists of 40,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Murrer has the right to acquire within 60 days after January 31, 2000.

 (9) Includes 5,933 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Baxter has the right to acquire within 60 days after January 31, 2000. Also includes 10,000 shares jointly owned by Mr. Baxter and his spouse.

(10) Consists of 5,065 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Bomba has the right to acquire within 60 days after January 31, 2000.

(11) Includes an aggregate of 778,822 shares of Common Stock issuable to the directors and executive officers upon exercise of outstanding stock options which they have the right to acquire within 60 days after January 31, 2000.

                             ELECTION OF DIRECTORS

  Directors are to be elected at the Annual Meeting. The Board of Directors is currently fixed at five members. The Company's Bylaws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

  The persons named in the enclosed proxy (Patricia Gallup and David Hall) will vote to elect the five nominees named below as directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a member of the Board of Directors and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should be unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute nominee designated by the Board of Directors. It is not presently expected that any of the nominees will be unavailable to serve, if elected.

  The Board of Directors recommends a vote "FOR" the election of the nominees described below.

  Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years and the names of other publicly-held companies of which he or she serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 2000, appears under "Security Ownership of Certain Beneficial Owners and Management."

                Nominees for Election to the Board of Directors

  Patricia Gallup, age 46, has served on the Company's Board of Directors since September 1983. Ms. Gallup is a co-founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since January 1998. From September 1995 to January 1998, she served as the Chairman of the Board, President and Chief Executive Officer of the Company. From September 1994 to September 1995, she served as Chairman of the Board and Chief Executive Officer of the Company. From August 1990 to September 1994, Ms. Gallup served as the Company's President and Chief Executive Officer.

  David Hall, age 50, has served on the Company's Board of Directors since September 1983. Mr. Hall is a co-founder of the Company and has served as Vice Chairman of the Board since November 1997. From June 1997 to November 1997, he served as the Vice Chairman of the Board, Executive Vice President and Treasurer of the Company. From February 1995 to June 1997, Mr. Hall served as the Company's Vice Chairman of the Board and Executive Vice President. From March 1991 to February 1995, he served as the Executive Vice President of the Company.

  David B. Beffa-Negrini, age 46, has served on the Company's Board of Directors since September 1994 and as the Vice President of Media Development since January 1998. From January 1992 to January 1998, Mr. Beffa-Negrini served as the Company's Director of Merchandising.

  Martin C. Murrer, age 42, has served on the Company's Board of Directors since April 1995. Since February 2000, Mr. Murrer has served on the Board of Directors of Dal-Tile International, Inc., a ceramic wall and tile manufacturer and retailer. Since June 1999, Mr. Murrer has served on the Board of Directors of Sutton Place Gourmet, Inc., a specialty food retailer. Since November 1999, Mr. Murrer has served on the Board of Directors of Marbo, Inc., a manufacturer and marketer of fruit drink concentrate. Since November 1999, Mr. Murrer has served on the Board of Directors of Balducci.com, Inc., an internet, catalogue and corporate gifts business selling fine foods. Since January 1999, Mr. Murrer has served as a managing director of AEA Investors, Inc., an investment firm. From January 1997 to December 1998, Mr. Murrer served as a managing director of

Donaldson, Lufkin & Jenrette Securities Corporation, an investment company. From June 1995 to January 1997, Mr. Murrer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. From June 1990 to June 1995, Mr. Murrer was a Vice President of Goldman, Sachs & Co., an investment company.

  Peter J. Baxter, age 48, has served on the Company's Board of Directors since September 1997. Mr. Baxter was the Vice-Chairman and Chief Operating Officer of People's Heritage Financial Group, a bank holding company, from April 1998 to March 1999. Mr. Baxter also served as President, Chief Executive Officer and a director of CFX Corporation, a bank holding company, from January 1989 to April 1998.

Board and Committee Meetings

  The Company has a standing Audit Committee of the Board of Directors, that reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee met three times during fiscal 1999 to review the effectiveness of the Company's independent auditors during the fiscal 1998 audit, to review the adequacy of the fiscal 1998 financial statement disclosures, to review the 1999 audit plan, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The members of the Audit Committee are Messrs. Murrer and Baxter.

  The Company also has a standing Compensation Committee of the Board of Directors, that determines the Chief Executive Officer's salary and incentive compensation and gives the Chief Executive Officer its advice and consent regarding the compensation of other executive officers. The Compensation Committee met three times during fiscal 1999. The members of the Compensation Committee are Messrs. Murrer and Baxter. See "Report of the Compensation Committee."

  The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

  The Board of Directors held twelve meetings during fiscal 1999. Each director attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which he or she served.

Directors' Compensation

  Messrs. Beffa-Negrini, Murrer and Baxter each receive a $15,000 annual retainer and fees of $1,000 for each Board meeting attended and $500 for each Board committee meeting attended on a day other than the day of the Board meeting, as well as reimbursement for all reasonable expenses incurred in attending Board and committee meetings. Mr. Murrer has waived payment of his director's fees and in lieu thereof the Company has established a grant program pursuant to which a donee selected by Mr. Murrer can purchase products having a value equal to the amount of the waived fees.

  Messrs. Beffa-Negrini, Murrer and Baxter are also eligible to participate in the Company's 1997 Stock Incentive Plan.

Certain Transactions

  The Company currently has leases for a facility in Marlow, New Hampshire and two facilities in Keene, New Hampshire with Gallup & Hall ("G&H"), a partnership owned solely by Patricia Gallup and David Hall, the Company's principal stockholders. The leases for the Keene, New Hampshire facilities expire in April 2002 and July 2008 and require annual rental payments of $144,600 (subject to annual adjustment for changes in the consumer price index). The lease for the Marlow, New Hampshire facility expires in May 2007 and requires annual rental payments of $6,000 (subject to adjustment every three years for changes in the consumer price index). These leases also obligate the Company to pay certain real estate taxes and insurance premiums on the premises. Rent expense under all such leases aggregated $189,150 for the year ended December 31, 1999.

  In November 1997, the Company entered into a fifteen-year lease for a new 114,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, L.L.C., an entity owned solely by Patricia Gallup and David Hall. The Company began occupying the new facility upon completion of construction in late November 1998, and lease payments began in December 1998. Annual lease payments under the terms of the lease are $911,400 for the first five years of the lease, increasing to $1,025,350 for years six through ten and to $1,139,400 for years 11 through 15. The lease requires the Company to pay its proportionate share of real estate taxes and common area maintenance charges as additional rent and also to pay insurance premiums for the leased property. The Company has the option to renew the lease for two additional terms of five years.

  During 1999 the Company provided various facilities management, maintenance, financial, tax and legal services to certain affiliates in connection with the operation of facilities leased by the Company from those affiliates. The Company was reimbursed $190,000 by G&H Post, L.L.C. and $142,000 by G&H during 1999 for those services.

 Voting Trust

  In connection with the Company's initial public offering, Patricia Gallup and David Hall placed all except 40,000 of the shares of Common Stock that they beneficially owned immediately prior to the public offering into a Voting Trust (the "Voting Trust") of which they serve as co-trustees. The terms of the Voting Trust require that both Ms. Gallup and Mr. Hall, as co-trustees, must agree as to the manner of voting the shares of Common Stock of the Company held by the Voting Trust in order for the shares to be voted. In the event the co-trustees are deadlocked with respect to the election of directors at a meeting of stockholders, the Board of Directors may require the co-trustees to execute and deliver to the Secretary of the Company a proxy representing all shares issued and outstanding in the name of the Voting Trust and entitled to vote in the election of directors. Such proxy shall confer upon the proxyholder authority to attend the meeting for purposes of establishing a quorum and to vote for the directors nominated by the Board of Directors, provided that such nominees are incumbent directors elected with the consent of the co-trustees. Each of Ms. Gallup and Mr. Hall may transfer shares of Common Stock for value to unaffiliated third parties. Any shares so transferred will no longer be subject to the Voting Trust and an equal number of the non-transferring co-trustee's shares will be released from the Voting Trust. Transfers by either of Ms. Gallup or Mr. Hall in excess of 50,000 shares in any 90-day period, or that would decrease the shares held by the Voting Trust to less than a majority of the outstanding shares, will be subject to a right of first refusal to the other. The Voting Trust will terminate when it holds less than 10% of the outstanding shares of Common Stock of the Company or at the death of both co-trustees. In addition, in the event of the death or incapacity of either co-trustee, or when either of Ms. Gallup or Mr. Hall holds less than 25% of the beneficial interest held by the other in the Voting Trust, the other will become the sole trustee of the Voting Trust with the right to vote all the shares held by the Voting Trust.

Executive Compensation

  Summary Compensation Table. The following table sets forth certain compensation information for the years ended December 31, 1999, 1998 and 1997 for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during 1999 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                            Long-Term
                            Annual Compensation Awards     Compensation
                         --------------------------------- ------------
                                              Other Annual  Securities   All Other
   Name and Principal         Salary   Bonus  Compensation  Underlying  Compensation
        Position         Year   ($)   ($)(1)   ($)(2)(3)   Options (#)      ($)
   ------------------    ---- ------- ------- ------------ ------------ ------------
Patricia Gallup......... 1999 300,000     --          --         --        $3,688(4)
 Chairman of the Board   1998 300,000     --   $1,180,448        --         2,658(5)
 and Chief Executive     1997 240,000     --    6,065,000        --         2,658(6)
 Officer

Wayne L. Wilson......... 1999 375,000 370,000         --      60,430        1,917(4)
 President and Chief     1998 350,000 120,000         --     250,000          696(5)
 Operating Officer       1997 280,000 200,000         --      65,549          696(6)

Robert F. Wilkins....... 1999 325,000 333,000         --      40,000        2,172(4)
 Executive Vice          1998 275,000 100,000         --     204,430        2,514(5)
 President and President 1997 175,000 142,500         --      78,659        2,514(6)
 of PC Connection Sales
 Corporation

Mark A. Gavin........... 1999 180,000  86,000         --      30,000        2,611(4)
 Senior Vice President   1998 134,100  30,000         --      25,000        1,207(5)
 of Finance and Chief    1997     --      --          --         --           --
 Financial Officer

John L. Bomba, Jr....... 1999 180,000  86,000         --       7,500        3,424(4)
 Vice President of       1998 165,000  48,000         --      23,000        2,848(5)
 Information Systems and 1997 100,000  33,333         --      26,219          204(6)
 Chief Information
 Officer

--------
(1) Bonuses indicated as earned in any fiscal year were generally paid during the year or in February of the following fiscal year.
(2) In accordance with the rules of the SEC, perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year indicated.
(3) Represents amounts accrued or distributed for Company related federal income tax obligations payable by Ms. Gallup.
(4) Includes: (a) the Company's contributions for Ms. Gallup, Messrs. Wilkins, Gavin and Bomba under the Company's 401(k) Plan in the amounts of $2,500, $1,632, $2,275 and $2,500, respectively, and (b) the taxable portion of group term life insurance premiums paid by the Company for Ms. Gallup, Messrs. Wilson, Wilkins, Gavin and Bomba in the amounts of $1,188, $1,917, $540, $336 and $924, respectively.
(5) Includes: (a) the Company's contributions for Ms. Gallup, Messrs. Wilkins, Gavin and Bomba under the Company's 401(k) Plan in the amount of $2,250, $2,250, $1,031 and $2,500, respectively, and (b) the taxable portion of group term life insurance premiums paid by the Company for Ms. Gallup, Messrs. Wilson, Wilkins, Gavin and Bomba in the amounts of $408, $696, $264, $176 and $348, respectively.
(6) Includes: (a) the Company's contributions for Ms. Gallup and Mr. Wilkins under the Company's 401(k) Plan in the amount of $2,250 per person, and
    (b) the taxable portion of group term life insurance premiums paid by the Company for Ms. Gallup, Messrs. Wilson, Wilkins and Bomba in the amounts of $408, $696, $264 and $204, respectively.

 Employment and Severance Agreements

  The Company is a party to employment agreements with certain of the Named Executive Officers. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of the employment agreements, the 2000 annual base salary for each of Ms. Gallup, and Messrs. Wilson and Wilkins has been established at $400,000, $400,000, and $375,000, respectively. In addition, the Named Executive Officers are eligible to receive an annual bonus based upon the achievement of individual and Company goals. The employment agreements may be terminated by the Named Executive Officer or by the Company. Under the terms of Messrs. Wilson's and Wilkins' employment agreements, if the Company terminates such executive's employment without cause (as defined therein), the Company is required to pay to such executive severance payments at the executive's then applicable base salary rate for a period of twelve months. Messrs. Wilson's and Wilkins' employment agreements include certain non-compete obligations which extend for two years after termination of employment.

  The Company has entered into letter agreements with each of Messrs. Gavin and Bomba, providing for severance payments for six months and nine months, respectively, at their then applicable annual base salaries if the Company terminates their employment for any reason other than for cause or for a change in control. In the event of termination resulting from a change in control of the Company, such severance payments would extend for a total of twelve months. Both letter agreements include certain non-compete obligations which extend for eighteen months after termination of employment.

  Option Grant Table. The following table sets forth certain information regarding stock options granted during the year ended December 31, 1999 by the Company to the Named Executive Officers:

                          Option Grants in Last Year

                                                                                 Potential Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                 Stock Price Appreciation for
                                            Individual Grants                           Option Term(1)
                         ------------------------------------------------------- ------------------------------
                          Number of      Percent of
                         Securities    Total Options
                         Underlying      Granted to       Exercise
                           Options      Employees in    or Base Price Expiration
Name                     Granted (#) Fiscal Year (%)(2)   ($/Sh)(3)      Date        5%($)          10%($)
----                     ----------- ------------------ ------------- ---------- -------------- ---------------
Patricia Gallup.........      --            --                 --           --              --             --

                           20,430           4.3%           $17.500     04/30/09  $      224,846 $      569,803
Wayne L. Wilson.........   40,000           8.4             13.375     09/24/09         336,459        852,652

Robert F. Wilkins.......   40,000           8.4             13.375     09/24/09         336,459        852,652

                           20,000           4.2             17.500     04/30/09         220,113        557,810
Mark A. Gavin...........   10,000           2.1             13.375     09/24/09          84,115        213,163

John L. Bomba, Jr.......    7,500           1.6             13.375     09/24/09          63,086        159,872

--------
(1) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which the stock options are exercised.

(2) Calculated based on an aggregate of 476,555 options granted under the 1997 Plan to employees during the fiscal year ended December 31, 1999.

(3) The exercise price is equal to the closing price of the Company's Common Stock as reported by the Nasdaq National Market on the date of grant.

  Option Exercises and Year-End Values. The following table sets forth certain information regarding the aggregate shares of Common Stock acquired upon stock option exercises by the Named Executive Officers and the value realized upon such exercises during the year ended December 31, 1999, as well as the number and value of unexercised stock options held by the Named Executive Officers as of December 31, 1999:

              Aggregate Option Exercises in Last Fiscal Year and
                            Year-End Option Values

                                                    Number of Securities      Value of Unexercised
                           Shares                  Underlying Unexercised    In-The-Money Options at
                         Acquired on               Options at Year-End (#)       Year-End ($)(1)
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Patricia Gallup.........      --           --           --           --            --           --
Wayne L. Wilson.........      --           --       268,980      238,097     7,339,483    4,212,650
Robert F. Wilkins.......   29,665      725,766      165,764      180,548     3,977,065    3,433,754
Mark A. Gavin...........      --           --         5,000       50,000        85,000      883,750
John L. Bomba, Jr.......      --           --        24,665       32,054       650,959      653,062

--------
(1) Represents the difference between the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1999 ($34.50), the last trading day of 1999, and the exercise price of the option, multiplied by the number of shares subject to the option.

Report of the Compensation Committee

  The Compensation Committee of the Board of Directors has oversight over the Company's executive compensation programs and reviews and approves the compensation of the executive officers of the Company. The Compensation Committee also has oversight of the administration of the Company's stock incentive plans. The Compensation Committee consists entirely of independent, non-employee directors.

  This report is submitted by the Compensation Committee and addresses the Company's compensation policies for fiscal 1999 as they affected Ms. Gallup and the Company's other executive officers.

  The Compensation Committee seeks to achieve three broad goals in connection with the Company's compensation philosophy and decisions regarding individual compensation. First, the Company is committed to providing executive compensation designed to attract, retain and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of business objectives of the Company and/or the individual executive's particular area of responsibility. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company's executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

  Each executive's total compensation depends upon the executive's performance against specific objectives assigned at the beginning of each year. These objectives include both quantitative factors related to the Company's short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies and (d) anticipation of and response to changing market and economic conditions, to enhance the Company's ability to operate profitably. Annual compensation for the Company's executives generally consists of three elements:

  salary--levels are generally set by reviewing compensation for competitive positions in the market and considers the executive's level of responsibility, qualifications and experience, as well as the Company's financial performance and the individual's performance;

  bonus--generally based on achievement of the Company's performance goals for the year; and

  stock option grants--to provide long-term incentives to promote the identity of long-term interests between the Company's employees and its stockholders and to assist in the retention of executives.

  In addition, executives are also eligible to receive various benefits, including medical, disability and life insurance plans, and may participate in the Company's stock purchase plan and 401(k) qualified savings plan. All of these benefits are generally available to all employees of the Company.

  In making decisions regarding executive compensation, the Compensation Committee considered the input of the Company's other directors and the results of an informal study conducted by members of management and presented to the Compensation Committee relating to comparable direct marketing firms of personal computers and related peripherals. In order to attract, retain and motivate the talented personnel it needs, the Company has structured its executive compensation program to provide its employees with cash compensation competitive with total compensation paid by comparable companies. Bonuses are primarily based on corporate performance, with actual awards varying greatly according to the Company's overall performance and the individual's impact on that performance.

 Base Salaries for 1999

  Early in 1999, the Committee reviewed base salaries for all named Executive Officers, including Ms. Gallup. Ms. Gallup's salary for 1999 was $300,000 as specified in her employment agreement with the Company. The increase in annual salary rates for all other Named Executive Officers were based on recommendations of Ms. Gallup and were designed to ensure salary levels which remain competitive within the market.

 Bonus Compensation for 1999

  Ms. Gallup did not receive a bonus for 1999. The other Named Executive Officers received bonuses for 1999 based upon their participation in an Executive Bonus Pool established and approved by the Compensation Committee early in 1999. The total amount payable under the Pool was determined based on a percentage of the year-over-year increase in the Company's Income from Operations. Individual bonuses were then allocated based upon pre-determined individual shares of the Pool.

 Stock Option Awards in 1999

  The Compensation Committee grants all stock options to the Company's officers and other employees. During 1999, the Named Executive Officers, other than Ms. Gallup, received grants of stock options as part of the Company's overall program to make periodic grants of stock options to a broad range of its managerial employees.

 Ms. Gallup's Compensation

  Ms. Gallup's salary for 1999 did not increase. The Compensation Committee has determined that, based upon a review of the Company's operations and salaries of Chief Executive Officers of comparable companies, Ms. Gallup's salary for 2000 will be $400,000. Ms. Gallup did not receive a bonus for 1999. Also, in light of her substantial current stock ownership, the Compensation Committee determined not to recommend to the Board of Directors any award of equity-based compensation. The Compensation Committee believes that Ms. Gallup's salary, bonus and equity-based compensation has been set at a level competitive with other companies in the industry.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with Section 162(m) of the Code so as to mitigate any disallowance of deductions.

                                          Compensation Committee

                                          Martin C. Murrer
                                          Peter J. Baxter

Compensation Committee and Interlocks and Insider Participation

  The members of the Compensation Committee are Messrs. Murrer and Baxter. No member of the Compensation Committee was at any time during 1999, or formerly, an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons, the Company believes that all such reports required to be filed under Section 16(a) of the Exchange Act for the 1999 fiscal year were timely filed.

Stock Performance Graph

  The following stock performance graph compares cumulative total stockholder return on the Company's Common Stock for the period from March 3, 1998, the date of the Company's initial public offering, through December 31, 1999 with the cumulative total return for (i) the Russell 2000 Index, and (ii) the Company's Peer Group. This graph assumes the investment of $100 on March 3, 1998 in the Company's Common Stock (at the initial public offering price) the Russell 2000 Index and the Company's Peer Group and assumes dividends are reinvested. The Company's Peer Group consists of CDW Computer Centers, Inc., Creative Computers, Inc., Insight Enterprises, Inc., Micro Warehouse, Inc., Multiple Zones International, Inc., and Systemax, Inc.

                                    [GRAPH]

                                                                   Annual Return
                                                                    Percentage
                                                                   -------------
                                                                   Years Ending
                                                                   -------------
Company Name/Index                                                 Dec 98 Dec 99
------------------                                                 ------ ------
PC Connection Inc.................................................  0.71  95.74
Russell 2000 Index................................................ -8.75  19.62
Peer Group........................................................ 61.88   4.44

                                                             Indexed Returns
                                                          ----------------------
                                                            Base   Years Ending
                                                           Period  -------------
Company Name/Index                                        3 Mar 98 Dec 98 Dec 99
------------------                                        -------- ------ ------
PC Connection Inc........................................   100    100.71 197.14
Russell 2000 Index.......................................   100     91.25 109.15
Peer Group...............................................   100    161.88 169.07

            APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND
                      RESTATED 1997 STOCK INCENTIVE PLAN

  Stock options are the principal vehicles used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Under the 1997 Plan, the Company is currently authorized to issue a total of 1,600,000 shares of Common Stock (subject to adjustment for certain changes in the Company's capitalization). As of March 31, 2000, there were 219,910 shares available for future grant under the 1997 Plan. Accordingly, on April 14, 2000 the Board of Directors adopted, subject to stockholder approval, an amendment to the 1997 Plan increasing the number of shares of Common Stock available for issuance upon exercise of options granted under the 1997 Plan by 400,000 shares to 2,000,000 shares (subject to adjustment for certain changes in the Company's capitalization).

  The Board of Directors recommends a vote "FOR" approval of the amendment to the 1997 Plan.

Summary of the 1997 Plan

  The following is a brief summary of the material provisions of the amended and restated 1997 Plan, as amended.

 Administration

  The 1997 Plan is administered by the Board of Directors. The Board of Directors has the authority to, among other things, select the recipients of Awards (as defined below) and determine (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price. The Board of Directors has delegated its authority to make awards under the 1997 Plan to the Compensation Committee.

 Description of Awards

  The 1997 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock and other stock-based awards (collectively, "Awards").

  Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of the Company or its subsidiary corporation). Options may not be granted for a term in excess of ten years (or in excess of five years in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of the Company or its subsidiary corporation). The 1997 Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Other Stock-Based Awards. Under the 1997 Plan, the Board has the right to grant other Awards having such terms and conditions as the Board may determine, including the grant of long-term performance awards based on performance objectives payable in cash or stock, the issuance of stock ("Stock Grants") and the grant of stock appreciation rights.

 General Provisions Applicable to Awards

  The 1997 Plan authorizes the Board to provide for transferable Awards, provided, however, that options intended to qualify as incentive stock options may not be transferable other than by will or by the laws of descent and distribution. In addition, if authorized by the Board, participants may satisfy withholding tax requirements by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation.

 Eligibility to Receive Awards

  All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to participate in the 1997 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the 1997 Plan shall be 250,000 per calendar year.

  As of December 31, 1999, the Company had 1,296 employees. On April 17, 2000, the closing sale price of the Common Stock on the Nasdaq National Market was $29.25.

  The granting of Awards under the 1997 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

 Adjustments

  The Board is required to make appropriate adjustments in connection with the 1997 Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events.

 Change in Control

  The Board may also provide in any agreement representing an Award under the 1997 Plan that the vesting provisions applicable to the Award shall accelerate or that the other restrictions applicable to the Award shall lapse upon a Change in Control (as defined in the 1997 Plan) of the Company.

 Amendment or Termination

  The Board may at any time amend or terminate the 1997 Plan.

Federal Income Tax Consequences

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1997 Plan and with respect to the sale of Common Stock acquired under the 1997 Plan:

 Tax Consequences to Participant

  Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

  Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

  If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

  If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

  With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

  Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

  Upon the disposition of the Common Stock acquired pursuant to a Restricted Stock Award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

  Other Stock-Based Awards. The tax consequences associated with any other stock-based Award granted under the 1997 Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant's holding period and tax basis for the Award or underlying Common Stock.

 Tax Consequences to the Company

  The grant of an Award under the 1997 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1997 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1997 Plan, including in connection with a restricted stock Award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Deloitte & Touche LLP, independent auditors, to serve as the Company's independent auditors for the fiscal year ending December 31, 2000. The ratification of this selection is not required under the laws of the State of Delaware, where the Company is incorporated, but the results of this vote will be considered by the Board of Directors in selecting the Company's independent auditors. Deloitte & Touche LLP has served as the Company's independent auditors since 1984. It is expected that a member of Deloitte & Touche LLP will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

  The Board of Directors recommends a vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

                               OTHER INFORMATION

Matters to be Considered at the Annual Meeting

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

  All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will also request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

Deadline for Submission of Stockholder Proposals

  Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Merrimack, New Hampshire not later than December 29, 2000 for inclusion in the proxy statement for that meeting.

  If a stockholder of the Company who holds less than 40% of the shares of capital stock of the Company issued and outstanding and entitled to vote wishes to present a proposal before the 2001 Annual Meeting but has not complied with the requirements for inclusion of such proposal in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act, such stockholder must give notice of such proposal to the Secretary of the Company at the principal offices of the Company. The required notice must be made in writing and delivered or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the 2001 Annual Meeting. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The advance notice provisions of the Company's bylaws supercede the notice requirements contained in the recent amendments to Rule 14a-8 under the Exchange Act.

                                          By Order of the Board of Directors,

                                          Steven H. Markiewicz

April 27, 2000

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                              PC CONNECTION, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                          To be held on May 25, 2000

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                  THE COMPANY

The undersigned, revoking all prior proxies, hereby appoints Patricia Gallup and David Hall, and each of them, with full power of substitution, as Proxies to represent and vote as designated hereon all shares of stock of PC Connection, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 25, 2000, at 10:00 a.m., local time, at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 on Route 3), Nashua, New Hampshire and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

        PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                               RETURN ENVELOPE.



                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                       Annual Meeting of Stockholders of
                              PC CONNECTION, INC.

                                 May 25, 2000


                Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------

[X] Please mark your votes as in this example.

                  IF NO DIRECTION IS MADE, THIS PROXY WILL BE
               VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

1. To elect the following five Directors for the ensuing year:

   Nominees:  Patricia Gallup       David Hall       David B. Beffa-Negrini
              Martin C. Murrer      Peter J. Baxter

   [ ]  FOR All nominees (except as marked to the contrary)

   [ ]  WITHHELD from all nominees

   For all nominees except as noted above

   --------------------------------------------------------------------



2. To approve the amendment to the 1997 Stock Incentive Plan increasing the number of shares of Common Stock authorized for issuance under such plan from 1,600,000 to 2,000,000 shares.

                  [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN


3. To ratify the election of Deloitte & Touche LLP as the Company's independent auditors for the current year.

                  [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENTS AND NOTE AT LEFT   [ ]

                 MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING   [ ]


Signature:                                      Date:
           -----------------------------------        ------------------------

Signature:                                      Date:
           -----------------------------------        ------------------------

NOTE: Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.